UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2004

NORTEM N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	000-27863	98-0180010
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Ind. Terrein Bijsterhuizen (Noord) 21-01

POB 250

NL-6600 AG WIJCHEN

The Netherlands

 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: +31 (0)6 2742 0248

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On December 14, 2004, Nortem N.V. (formerly “Metron Technology N.V.”) (“Nortem”) completed its sale to Applied Materials, Inc. and its affiliates (“Applied Materials”) of the outstanding shares of Nortem’s worldwide operating subsidiaries and substantially all of the other assets held at the former “Metron Technology N.V.” level, including, but not limited to, Nortem’s intellectual property and technology and all cash and cash equivalents, other than an amount equal to $2,000,000 plus cash received prior to closing upon exercise of warrants and options (the “Asset Sale”).  As part of the Asset Sale, Applied Materials assumed certain liabilities of Nortem, paid to Nortem $84,567,158 in cash and agreed to reimburse Nortem for amounts related to certain Netherlands surtax liabilities and withholding obligations and certain other costs and expenses. Immediately following the closing, Nortem entered into liquidation and changed its name from “Metron Technology N.V.” to “Nortem NV”.  “Metron Technology N.V.” will make all future filings with the SEC under the name Nortem N.V.  Please see the section of Nortem’s definitive proxy statement for its 2004 Annual General Meeting of Shareholders filed with the SEC on November 12, 2004 (the “Proxy Statement”) entitled “Proposal 1—Sale of Substantially All of Metron’s Assets” for a description of the Asset Sale and the section of the Proxy Statement entitled “Proposal 2—Dissolution and Liquidation of Metron” for a description of the dissolution and liquidation of Nortem.

Edward D. Segal, Nortem’s former Chief Executive Officer and Managing Director, Dennis R. Riccio, Nortem’s former President, Chief Operating Officer and Managing Director, Gregory S. Geskovich, Nortem’s former Vice President Fab Solutions Group and Managing Director, and Peter Postiglione, Nortem’s former Vice President Equipment Solutions Group, have each entered into employment agreements with Applied Materials.  The details of these employment agreements are disclosed in the section of the Proxy Statement entitled “Interests of Certain Persons”, which is incorporated herein by reference in its entirety.  Upon entering into liquidation, Nortem was no longer required as a matter of Dutch law to employ a Managing Board of Directors.  In place of the Managing Board of Directors, Nortem has appointed two liquidators, the appointment of which was approved by Nortem’s shareholders at its 2004 Annual General Meeting of Shareholders, to manage the dissolution and liquidation of Nortem.  Additional information regarding the liquidators and the resignations of the managing directors is set forth in Item 5.02 below.

2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As a result of the consummation of the Asset Sale, Nortem’s outstanding convertible debentures (in the principal amount of $13 million) and associated common share warrants automatically converted into the right to receive, upon conversion or exercise of such instruments, the same consideration that the holders of such instruments would have received if they had exercised or converted such instruments immediately prior to the closing of the Asset Sale.  As of immediately prior to the consummation of the Asset Sale, Nortem’s outstanding warrants were exercisable for 1,633,770 Nortem common shares, and the convertible debentures were convertible into 3,611,107 Nortem common shares.

3.03.  Material Modification to Rights of Security Holders.

At Nortem’s 2004 Annual General Meeting of Shareholders, the shareholders of Nortem approved amendments to the Articles of Association of Nortem to change the name of “Metron Technology N.V.” to “Nortem N.V.”, to remove from the Articles of Association provisions that are no longer included in The Netherlands Civil Code, and to designate each of Nortem’s managing directors and each junior civil law notary working with NautaDutilh to apply for the declaration referred to in article 2:125 of The Netherlands Civil Code.  The details of these amendments are disclosed in the section of the Proxy Statement entitled “Proposal 3 – Amendment to Metron’s Articles of Association”, which is incorporated herein by reference in its entirety.

5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of the consummation of the Asset Sale, each of the managing directors and officers of Nortem resigned as managing directors and officers of Nortem.  Upon entering into liquidation, Nortem was no longer required as a matter of Dutch law to employ a Managing Board of Directors.  In addition, effective as of the consummation of the Asset Sale, Robert Anderson and William George resigned as supervisory directors of Nortem.

Immediately following the consummation of the Asset Sale, Peter Verloop, age 72, and Charles Roffey, age 43, were appointed as Nortem’s liquidators, having been previously approved as liquidators by Nortem’s shareholders at Nortem’s 2004 Annual General Meeting of Shareholders.  In addition, Mr. Roffey was appointed as the principal executive officer and principal financial officer of Nortem.  Information regarding Messrs. Verloop and Roffey, including the terms of their engagements with Nortem, is set forth in detail in the section of the Proxy Statement entitled “Appointment of Liquidators”, which is incorporated herein in its entirety.

9.01.  Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired. Not applicable.

(b)  Pro Forma Financial Information.

The pro forma financial information required by this item will be added by amendment to this Current Report on Form 8-K.

(c)  Exhibits.

Exhibit No.	Description

10.1	Engagement Letter, dated December 10, 2004, between Metron Technology N.V. and Charles Roffey

10.2	Engagement Letter, dated December 10, 2004, between Metron Technology N.V. and Peter Verloop

99.1	Press release, dated December 14, 2004, entitled “Applied Materials Acquires Worldwide Business of Metron”, issued by Nortem N.V.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nortem N.V.

Dated: December 20, 2004	By:	/s/ Charles Roffey
Charles Roffey
Principal Executive Officer and Liquidator

EXHIBIT INDEX

Exhibit No.	Description

10.1	Engagement Letter, dated December 10, 2004, between Metron Technology N.V. and Charles Roffey

10.2	Engagement Letter, dated December 10, 2004, between Metron Technology N.V. and Peter Verloop

99.1	Press release, dated December 14, 2004, entitled “Applied Materials Acquires Worldwide Business of Metron”, issued by Nortem N.V.